Exhibit 5.3

faegredrinker.com
Faegre Drinker Biddle & Reath LLP 1144 15th Street, Suite 3400 Denver, Colorado 80202 +1 303 607 3500 main +1 303 607 3600 fax

December 22, 2022

Pilgrim’s Pride Corporation

1770 Promontory Circle

Greeley, CO 80634

Ladies and Gentlemen:

We have acted as local Minnesota counsel to Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of an offer by the Company to exchange (a) up to $1.0 billion aggregate principal amount of 4.250% Sustainability-Linked Senior Notes due 2031 (the “Existing 2031 Notes”) for newly issued and registered 4.250% Sustainability-Linked Senior Notes due 2031 (the “Registered 2031 Notes”), and (b) up to $900.0 million in aggregate principal amount of 3.500% Senior Notes due 2032 (the “Existing 2032 Notes” and, together with the Existing 2031 Notes, the “Existing Notes”) for newly issued and registered 3.500% Senior Notes due 2032 (the “Registered 2032 Notes” and, together with the Registered 2031 Notes, the “Registered Notes”). The Registered Notes will be guaranteed on a senior unsecured basis by Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry LLC, Gold’n Plump Farms, LLC, and JFC LLC (collectively, the “Subsidiary Guarantors”). Gold’n Plump Poultry LLC, Gold’n Plump Farms, LLC, and JFC LLC are collectively known as the “Minnesota Guarantors.”

The Existing 2031 Notes were, and the Registered 2031 Notes will be, issued under an indenture, dated as of April 8, 2021 (as amended by that certain First Supplemental Indenture, dated as of September 22, 2022, the “2031 Notes Indenture”), by and among the Company, the Subsidiary Guarantors and Regions Bank, as trustee. The Existing 2032 Notes were, and the Registered 2032 Notes will be, issued under an indenture, dated as of September 2, 2021 (as amended by that certain First Supplemental Indenture, dated as of September 22, 2022, the “2032 Notes Indenture” and, together with the 2031 Notes Indenture, the “Indentures”), by and among the Company, the Subsidiary Guarantors and Regions Bank, as trustee. Payment of the Registered Notes is to be guaranteed by the Guarantors pursuant to guarantees contained in the Indentures (each, a “Guarantee” and, collectively, the “Guarantees”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In that capacity and for purposes of rendering the opinions set forth below, we have reviewed originals or facsimile or electronic copies, certified or otherwise identified to our satisfaction, of the following documents:

(i) executed copies of the Indentures;

(ii) a draft of the Registration Statement;

(iii) the forms of Registered Notes;

(iv) the articles of organization of each Minnesota Guarantor, as certified by the Minnesota Secretary of State as of December 15, 2022, the operating agreement of each Minnesota Guarantor, and resolutions of the sole member of each Minnesota Guarantor approving the Guarantees, together with a certificate of the Secretary or an Assistant Secretary of each Minnesota Guarantor dated the date hereof certifying as to, among other things, such documents and the incumbency of officers of such Minnesota Guarantor (collectively, the “Secretary’s Certificates”); and

(v) a good standing certificate for each Minnesota Guarantor dated as of the date hereof from the Secretary of State of the State of Minnesota (collectively, the “Good Standing Certificates”).

For purposes of this opinion letter, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, agreements, instruments, and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate.

Based upon and subject to the foregoing and the assumptions, qualifications and exceptions set forth below, we are of the opinion that:

(1) Each Minnesota Guarantor is a limited liability company validly existing and in good standing under the laws of the State of Minnesota.

(2) Each Minnesota Guarantor has the limited liability company power to execute and deliver the Indentures and to perform its obligations thereunder (including the Guarantees by such Minnesota Guarantor of the Registered Notes).

(3) The execution and delivery by each Minnesota Guarantor of the Indentures, and the performance by such Minnesota Guarantor of its obligations thereunder, including the Guarantees by such Minnesota Guarantor of the Registered Notes, have been properly authorized by all necessary limited liability company action on the part of such Minnesota Guarantor.

(4) Each Minnesota Guarantor has duly executed and delivered the Indentures.

ASSUMPTIONS, QUALIFICATIONS AND EXCEPTIONS

In rendering the foregoing opinions, we wish to advise you of the following additional assumptions, qualifications, and exceptions to which such opinions are subject:

A. We have relied solely on the Good Standing Certificates as to the opinion set forth in paragraph (1) above, and we have assumed that no act triggering dissolution of any Minnesota Guarantor has occurred that is not reflected in such certificates. As to the accuracy of all relevant factual matters, we have relied on the assumptions set forth herein and the statements and information set forth in the Secretary’s Certificates, in each case without independent verification thereof or other investigation; provided, however, that our Primary Lawyers have no Actual Knowledge concerning the factual matters upon which reliance is placed that would render such reliance unreasonable. For purposes hereof, the term “Primary Lawyers” means lawyers in this firm who have given substantive legal attention to representation of the Minnesota Guarantors in connection with this matter, and the term “Actual Knowledge” means the conscious awareness by such Primary Lawyers at the time this opinion letter is delivered of facts or other information without any other investigation.

B. This opinion letter is limited to the laws of the State of Minnesota.

C. We have assumed without investigation, the following: (i) natural persons who are involved on behalf of the Minnesota Guarantors have sufficient legal capacity to enter into and perform the transactions contemplated by the Indentures and to carry out their role in such transactions; (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document, including electronic signatures, are genuine; (iii) documents reviewed by us, including the Indentures, would be enforced as written; (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, agreements, instruments and certificates we have reviewed; and (v) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

D. This opinion letter has been prepared for use in connection with the filing by the Company of the Registration Statement on the date hereof and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing, including any changes in laws or the interpretation thereof or any changes in facts, subsequent to the delivery of this opinion letter. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Existing Notes or the Registered Notes.

E. The opinions expressed above do not address any of the following legal issues: (i) compliance with fiduciary duty and conflict of interest requirements; and (ii) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities, and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the prospectus forming a part of the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. We hereby also consent to the reliance on this opinion by White & Case LLP solely for purposes of the opinion it proposes to deliver to you in connection with the Registration Statement.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Jeffrey A. Sherman
Jeffrey A. Sherman, Partner